CSA Staff Notice 57-301

Appendix B

Default Status Report

Aspen Group Resources Corporation

June 30, 2003

1.

There is no material change in the information contained in the Notice of Default dated May 16, 2003;

2.

There is no failure by Aspen to fulfill its stated intentions in its Notice of Default dated May 16, 2003.

3.

There are no actual or anticipated default of a financial statement filing subsequent to that disclosed in the Notice of Default; and

4.

Aspen has no material information concerning the affairs of the company that has not already been generally disclosed.

There are no other changes otherwise required to be disclosed.

ASPEN GROUP RESOURCES CORPORATION

signed “Carla Driedger”

Corporate Secretary